
Cardinal Ethanol News
Fueling energy independence.

March 2016

Summary from the Annual Meeting

Two incumbent directors were elected to serve an additional three year term.

Financials were discussed. We had another fantastic fiscal year at Cardinal, which we reported on in the last newsletter. Margins have tightened during the first quarter of FY 2016. (See results below.)

For the calendar year, for tax purposes, ordinary income came out to $1,888 per unit. This is the amount that was reported to you on your K-1 mailed the first of February.

Commodity Manager, Greg Roy presented trending market data for natural gas, crude oil, ethanol and gasoline and how those relationships are currently affecting Cardinal. He also discussed historical and current spot crush margins for ethanol.

Plant Manager, Jeremey Herlyn showed many pictures of the changing landscape of Cardinal due to the on-going capital improvements being made to increase production efficiencies and output abilities. A grain dryer is being installed with holding bins, unloading pit and conveyance and will dry approximately 7,000 bushels per hour, which will allow Cardinal to bid for a wider moisture of corn. Two additional steel grain bins were installed, bringing total corn storage to approximately four million bushels, which equates to about 34 days' worth of grind capacity. Two more hammermills were installed bringing Cardinal to 6,350 horsepower mills. This allows for more and finer flour for a better conversion of ethanol and corn oil. Our slurry blender was upgraded as well. We now have a bigger blender for mixing flour with water and enzymes. It allows more access to starch for more ethanol. Three additional sieve bottles are being added, which will assist in reducing moisture content of the ethanol creating flexibility for running dry spec ethanol for potential export markets. Finally, an additional boiler is being added to create additional steam capacity for higher production run rates. This boiler will add an additional 62,000 pounds per hour of steam capacity. These capital improvements are expected to take Cardinal from approximately 117 million gallons per year to approximately 140 million gallons per year capacity once projects are completed.

Ken Parrent from the Indiana Corn Marketing Council presented information regarding the impact of ethanol on Indiana's economy and the farm community; and specifically how Cardinal has contributed to that, including the increase to the local corn basis over the years compared to history.

Quarter Ended December 31, 2015 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the quarter ended December 31, 2015. Some of the highlights from the quarter include:

- Net income was approximately $1.7 million or about $119 per unit.
- Distributions paid in Q1 were $500 per unit.
- We produced over 30 million gallons of ethanol. This is up nearly 20% from the same quarter in FY 2015.
- The average price per gallon of ethanol was down nearly 24% compared to 12/31/14.
- Both DDGs and corn oil prices were down nearly 21% compared to the same period in 2014.
- Corn prices were up 35% this year compared to the same period in 2014.
- So, as you can see with the ethanol, DDGs and corn oil prices being down and corn prices being up, margins were squeezed quite substantially for the quarter ended 12/31/15 compared to 12/31/14, which most definitely shows in the net income.
- We borrowed another approximately $4.1 million on the Revolving Note, bringing the total borrowed to approximately $9 million. These borrowings are for funding the capital expansion projects.

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "Financials & SEC Filing Information". Please call our office if you need any assistance in obtaining or understanding the reports.

1st Quarter 2016 Financial Results

Statements of Operations (Three Months Ended)		
	12/31/2015	*12/31/2014*
Revenues	$ 57,545,036	$ 65,858,591
Cost of Goods Sold	54,394,074	44,541,860
Gross Profit	3,150,962	21,316,731
Operating Expenses	1,369,605	1,354,005
Operating Income	1,781,357	19,962,726
Other Income (Expense)	(37,223)	23,458
Net Income	$ 1,744,134	$ 19,986,184
Net Income Per Unit	$ 119	$ 1,368
Balance Sheets		
	12/31/2015	*9/30/2015*
Assets	$ 163,966,225	$ 157,468,720
Current Liabilities	$ 19,961,873	$ 11,997,241
Long Term Debt	$ 8,956,973	$ 4,865,236
Member's Equity	$ 135,047,379	$ 140,606,243
Total Liabilities & Member's Equity	$ 163,966,225	$ 157,468,720
Book Value Per Share	$ 9,246	$ 9,627

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K, which is available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Distributions

At the February 9th meeting, the board approved a distribution in the amount of $300 per unit for holders of record at the close of business on that date. This distribution was paid February 25th. Please remember to keep us updated with your current contact information so that we are able to get your money to you.

Cardinal's Biggest Assets



This quarter's employee spotlight is on one of our shift leaders, Don Jackson. Don has been a shift lead/board operator at Cardinal since the start of the plant in 2008. He has a wide variety of past experience with different jobs that have helped with his success at Cardinal. Currently, Don is taking online courses at Southeastern Illinois College to further his knowledge of biofuels. Don has already attained the Biofuels Technology & Sustainability Certificate. Don is a great example of a guy who has worked hard to get to where he is. We all look forward to many more years with Don at Cardinal!